EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter
and Full-Year Financial Results for 2010

CHESTERFIELD, Mo., March 2, 2011 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2010.

Fourth-Quarter Results

Reliv reported net sales of $18.5 million for the fourth quarter of 2010, compared to sales of $20.7 million for the fourth quarter of 2009. U.S. sales declined by 12.6 percent for the quarter compared to the same quarter in 2009. International sales for the quarter rose 3.4 percent, with growth reported in Canada and Europe. The largest percentage increase for the quarter was in Reliv’s Europe region, which reported an increase of 56.6 percent. Reliv’s Europe region includes the United Kingdom, Ireland, Germany, Austria and the Netherlands.

The company reported net income of $559,000, or $0.05 per diluted share, for the fourth quarter of 2010. That compared to net income of $769,000, or $0.06 per diluted share, for the fourth quarter of 2009. Income from operations for the fourth quarter of 2010 was $827,000 compared to $1.1 million in the same quarter of 2009.

Full-Year Results

Reliv reported net sales of $78.7 million for 2010 compared to net sales of $85.4 million in 2009. U.S. net sales dropped from $75.0 million to $66.9 million. Net sales in Reliv’s foreign markets for 2010 rose 14.4 percent compared to net sales for 2009, increasing in all markets except Asia. Net sales were particularly strong in Canada, up 39.5 percent over 2009 net sales, and Europe, where net sales rose 55.8 percent over 2009 net sales. Growth in these markets in 2010 was driven by strong increases in new distributor enrollments and new Master Affiliate qualifications.  Master Affiliate is the level in which distributors are eligible to earn generation royalties.

Net income for 2010 totaled $1.7 million compared to $2.5 million in 2009. Diluted earnings per share totaled $0.14 in 2010 compared to $0.20 in 2009.

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Reliv International Fourth-Quarter Financial Results
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“The increase in international sales was the highlight of 2010,” said Robert L. Montgomery, chairman, president and chief executive officer of Reliv. “We certainly plan to continue that growth throughout 2011.”

“Our U.S. business still felt the lingering impact of the recession. While the overall economy ultimately grew during 2010, our distributors were not confident enough in economic growth to increase their supplement spending during the year. Tight credit also had an impact on our base,” he said.

“We know we must turn around our U.S. sales in order to achieve overall sales growth in 2011,” Montgomery said. “To that end, in February 2011, we introduced Reliv 24K, our first ready-to-drink shot created to provide healthy energy and greater mental clarity while reducing stress at the same time.”

Montgomery added, “Reliv 24K has energized our distributor base and I am optimistic about the product’s growth potential.”

Net cash generated from operating activities totaled $2.2 million for 2010, compared to $5.8 million for 2009. Reliv had cash and cash equivalents of $6.3 million as of Dec. 31, 2010, an increase of $570,000 from the balance as of Dec. 31, 2009.

New distributor enrollments in 2010 declined by 23 percent compared to 2009. As of Dec. 31, 2010, Reliv had total distributors of 60,740, of which 8,600 are at distributor levels of Master Affiliate and above.

Reliv will host a conference call to discuss fourth-quarter and year-end 2010 earnings with investors. The conference call will be on March 2, 2011 at 1:00 p.m. Eastern. The dial-in number is 800-591-6944. The participant passcode is 47068864. A replay will be available for one week at 888-286-8010 using the passcode 70001145. A live webcast is available on the Investor Relations section of Reliv’s Web site at:
http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html
An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section, 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., makes nutritional supplements that promote optimal health. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women’s health, anti-aging and energy and mental focus. The company also markets premium personal care products through its Relivables line. Reliv sells its products through an international network marketing system of independent distributors in 15 countries.  Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
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Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$6,331,038	$5,760,913
Accounts receivable, less allowances of
$67,100 in 2010 and $59,700 in 2009	291,405	326,022
Accounts due from employees and distributors	55,854	78,500
Inventories	5,650,790	5,084,404
Other current assets	916,239	979,333
Total current assets	13,245,326	12,229,172

Other assets	1,867,976	1,569,079
Intangible assets, net	1,785,987	1,991,497

Net property, plant and equipment	7,944,412	8,364,685

Total assets	$24,843,701	$24,154,433

Liabilities and stockholders’ equity

Total current liabilities	$6,387,164	$6,761,481
Long-term debt, less current maturities	4,150,770	4,719,542
Other non-current liabilities	375,244	406,544

Total stockholders’ equity	13,930,523	12,266,866

Total liabilities and stockholders’ equity	$24,843,701	$24,154,433

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Reliv International, Inc. and Subsidiaries
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Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$16,474,506	$18,328,386	$70,033,580	$75,845,599
Handling & freight income	2,052,935	2,341,037	8,714,808	9,553,471

Net sales	18,527,441	20,669,423	78,748,388	85,399,070

Costs and expenses:
Cost of products sold	3,645,518	4,061,813	15,738,885	16,862,622
Distributor royalties and commissions	6,889,546	7,691,726	29,450,171	32,172,148
Selling, general and administrative	7,165,656	7,832,051	30,652,045	32,557,704

Total costs and expenses	17,700,720	19,585,590	75,841,101	81,592,474

Income from operations	826,721	1,083,833	2,907,287	3,806,596

Other income (expense):
Interest income	12,410	6,754	47,744	52,292
Interest expense	(46,649)	(60,738)	(205,985)	(173,867)
Other income	54,518	97,513	76,110	300,260

Income before income taxes	847,000	1,127,362	2,825,156	3,985,281
Provision for income taxes	288,000	358,000	1,142,000	1,470,000

Net income	$559,000	$769,362	$1,683,156	$2,515,281

Earnings per common share - Basic	$0.05	$0.06	$0.14	$0.20
Weighted average shares	12,389,000	12,230,000	12,382,000	12,894,000

Earnings per common share - Diluted	$0.05	$0.06	$0.14	$0.20
Weighted average shares	12,389,000	12,230,000	12,383,000	12,894,000

Cash dividends declared per common share	$0.02	$0.02	$0.04	$0.07

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)
	Three months ended December 31,				Change From Prior Year
	2010		2009
	Amount	% of sales	Amount	% of sales	Amount	%

United States	15,518	83.8%	17,760	85.9%	(2,242)	-12.6%
Australia/New Zealand	624	3.4%	787	3.8%	(163)	-20.7%
Canada	525	2.8%	472	2.3%	53	11.2%
Mexico	328	1.8%	353	1.7%	(25)	-7.1%
Europe	639	3.4%	408	2.0%	231	56.6%
Asia	893	4.8%	889	4.3%	4	0.4%

Consolidated total	18,527	100.0%	20,669	100.0%	(2,142)	-10.4%

Net sales by Market
(in thousands)

	Year ended December 31,				Change From Prior Year
	2010		2009
	Amount	% of sales	Amount	% of sales	Amount	%

United States	66,896	85.0%	75,041	87.9%	(8,145)	-10.9%
Australia/New Zealand	2,548	3.2%	2,459	2.9%	89	3.6%
Canada	2,159	2.8%	1,548	1.8%	611	39.5%
Mexico	1,435	1.8%	1,371	1.6%	64	4.7%
Europe	2,080	2.6%	1,335	1.5%	745	55.8%
Asia	3,630	4.6%	3,645	4.3%	(15)	-0.4%

Consolidated total	78,748	100.0%	85,399	100.0%	(6,651)	-7.8%

The following table sets forth, as of December 31, 2010 and 2009, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2010		As of 12/31/2009		Change From Prior Year
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	47,450	6,990	54,040	8,640	-12.2%	-19.1%
Australia/New Zealand	2,210	190	2,540	210	-13.0%	-9.5%
Canada	1,380	200	1,170	140	17.9%	42.9%
Mexico	1,850	300	2,200	260	-15.9%	15.4%
Europe	2,170	300	1,150	180	88.7%	66.7%
Asia	5,680	620	6,840	720	-17.0%	-13.9%

Consolidated total	60,740	8,600	67,940	10,150	-10.6%	-15.3%

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